UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2012

Atlas Energy, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA		15275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 30, 2012, ARP Barnett, LLC, an indirect wholly-owned subsidiary of Atlas Resource Partners, L.P., a majority-owned subsidiary of Atlas Energy, L.P. (the “Partnership”), completed the acquisition (the “Acquisition”) of certain assets from Carrizo Oil & Gas, Inc. and its wholly owned subsidiaries CLLR Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC pursuant to the Purchase and Sale Agreement dated as of March 15, 2012, for $187 million in cash. The assets acquired include interests in approximately 200 natural gas wells producing from the Barnett Shale, located in Bend Arch-Fort Worth Basin in North Texas and related proved undeveloped acres as well as gathering pipelines and associated gathering facilities that service certain of the acquired wells.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The Partnership will file any financial statements required to be filed in connection with the Acquisition within the time period set forth in the Securities Exchange Act of 1934 and rules promulgated thereunder.

(b)	Pro Forma Financial Information

The Partnership will file any financial statements required to be filed in connection with the Acquisition within the time period set forth in the Securities Exchange Act of 1934 and rules promulgated thereunder.

(d)	Exhibits

99.1	Purchase and Sale Agreement, dated as of March 15, 2012, among ARP Barnett, LLC, Carrizo Oil & Gas, Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, Inc. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Atlas Resource Partners, L.P. on March 21, 2012. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2012	ATLAS ENERGY, L.P.

	By:	Atlas Energy GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

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